 4/28/2017  Whitney Acquiring Branches, Certain Assets and Liabilities of First NBC Bank from the FDIC  Exhibit 99.2

 Important Cautionary Statement About Forward-Looking Statements  This presentation contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended. Any statement that does not describe historical or current facts is a forward-looking statement. These statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “forecast,” “goals,” “targets,” “initiatives,” “focus,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future conditional verbs such as “may,” “will,” “should,” “would,” and “could.” Forward-looking statements are based upon the current beliefs and expectations of management and on information currently available to management. Our statements speak as of the date hereof, and we do not assume any obligation to update these statements or to update the reasons why actual results could differ from those contained in such statements in light of new information or future events. Forward-looking statements are subject to significant risks and uncertainties. Investors are cautioned against placing undue reliance on such statements. Actual results may differ materially from those set forth in the forward looking statements, including as a result of the ability to retain customers following closing and the ability to realize expected cost savings. Additional factors that could cause actual results to differ materially from those described in the forward-looking statements can be found in Part I, “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2016 and in other periodic reports that we file with the SEC.

 Majority of loans acquired are single-family residential mortgagesMajority of deposits assumed are transaction and savings accountsCDs not assumed by Whitney will be paid out in full with interest by the FDIC  Pro Forma Balance Sheet  $s in billions  March 31, 2017  FDIC Transaction  Pro Forma March 31, 2017  Loans  $18.2  $0.2  $18.4  Securities  $5.0  $0.2  $5.2  Other Assets  $2.3  $1.2(includes net cash received by Hancock)  $3.5  Total Assets  $25.5  $1.6  $27.1  Total Deposits  $19.9  $1.6  $21.5

 Additional Financial Information Regarding the Transaction      Transaction Premium  $35 million  Loan Discount  Loans Acquired at Par  Fair Value Discount on Loans (loan mark)  3%  One-time Acquisition Costs  Approximately $13 million  Cost Savings  Approximately 90%  Capital Issued  None  Internal Rate of Return (IRR)  Approximately 25%  E.P.S. Accretion  3-5% in 2018

 4/28/2017  Whitney Acquiring Branches, Certain Assets and Liabilities of First NBC Bank from the FDIC